Exhibit 99.1

CAMDEN PROPERTY TRUST ANNOUNCES
TENDER OFFER FOR ANY AND ALL OF CERTAIN SERIES OUTSTANDING NOTES

Houston, TEXAS (December 12, 2008) – Camden Property Trust (NYSE: CPT) announced today it has commenced a cash tender offer (the “Tender Offer”) for any and all of its notes (the “Notes”) set forth below for the consideration payable per $1,000 principal amount of each series of the Notes set forth below under the column entitled “Price Per $1,000 Principal Amount of Notes,” plus accrued and unpaid interest to, but not including, the payment date for the Notes purchased in the Tender Offer, which, (i) if the holder does not affirmatively elect to have a deferred payment date, is expected to be the second business day following the Expiration Time (as defined below), or (ii) if the holder affirmatively elects to have a deferred payment date, is expected to be the first business day following January 1, 2009. Additional terms and conditions of the Offer are set forth in the Offer to Purchase dated December 12, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).

				Price Per $1,000
			Aggregate Principal	Principal Amount of
CUSIP Number	Issuer	Title of Security	Amount Outstanding	Notes
133131AM4	Camden Property Trust	4.700% Senior Unsecured Notes due July 15, 2009	$100,000,000	$980
133131AN2	Camden Property Trust	4.375% Senior Unsecured Notes due January 15, 2010	$220,550,000	$920
133131AH5	Camden Property Trust	6.750% Senior Unsecured Notes due September 15, 2010	$100,000,000	$910
86623XAC7	Camden Summit Partnership, L.P. (1)	7.590% Medium Term Notes due March 16, 2009	$25,000,000	$990
86623XAD5	Camden Summit Partnership, L.P. (1)	8.500% Medium Term Notes due July 19, 2010	$10,000,000	$920
13313AAJ1	Camden Property Trust	6.790% Medium Terms Notes due August 27, 2010	$14,500,000	$890

(1)
Camden Summit Partnership, L.P. (formerly known as Summit Properties Partnership, L.P.) was acquired by Camden in the merger of Summit Properties Inc. with and into Camden Summit, Inc., a wholly-owned subsidiary of Camden, on February 28, 2005.

The Tender Offer will expire at 11:59 p.m., New York City time, on Friday, December 19, 2008, unless extended or earlier terminated (the “Expiration Time”). Under certain circumstances, and as more fully described in the Offer to Purchase, Camden may terminate the Offer before the Expiration Time. Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time and withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time. Camden expects to use available cash and borrowings under its $600 million unsecured revolving credit facility to pay the purchase price and accrued and unpaid interest for all Notes that it purchases pursuant to the Offer. The Notes purchased pursuant to the Tender Offer are expected to be cancelled.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Camden is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Camden Property Trust, the Dealer Manager or the Information Agent for the Tender Offer makes any recommendation in connection with the Tender Offer.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).

J.P. Morgan Securities Inc. is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-4388 (collect).

About Camden

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities.  Camden owns interests in and operates 179 properties containing 62,421 apartment homes across the United States.  Upon completion of seven properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named to FORTUNE® Magazine’s list of the “100 Best Companies to Work For.”